COLLATERAL ACCOUNT CONTROL AGREEMENT

AGREEMENT, dated as of December 15, 2017, among Advent Claymore Convertible Securities and Income Fund, a Delaware statutory trust (“Pledgor”), Société Générale, as Collateral Agent under the Security Agreement referred to below (“Secured Party”) and The Bank of New York Mellon (“Securities Intermediary”).

W I T N E S S E T H :

 WHEREAS, Secured Party and Pledgor, among others, have entered into a financing arrangement evidenced by a credit agreement (the “Credit Agreement”) and, in connection with the financing arrangement, Pledgor has entered into a security agreement (the “Security Agreement”) pursuant to which Pledgor has agreed to pledge to Secured Party the Collateral (as defined below) in order to secure the repayment of Pledgor’s obligations to Secured Party; and

 WHEREAS, Securities Intermediary acts as custodian of certain assets of Pledgor pursuant to a contract between Securities Intermediary and Pledgor (the  “Custodian Agreement”) and holds such assets in the Accounts (as defined below); and

WHEREAS, Secured Party and Pledgor have requested Securities Intermediary to hold the Collateral (as defined below) and to perform certain other functions as more fully described herein; and

 WHEREAS, Securities Intermediary has agreed to act on behalf of Secured Party and Pledgor in respect of Collateral delivered to Securities Intermediary by Pledgor for the benefit of Secured Party, subject to the terms hereof;

 NOW THEREFORE, in consideration of the mutual promises set forth hereafter, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

 Whenever used in this Agreement, the following words shall have the meanings set forth below:

 1. “Account” shall mean each of (i) the account captioned “SOCIETE GEN PLDGEE OF AVK” bearing Account No. 259930, (ii) the account captioned “SOCIETE GEN PLDGEE OF AVK HI YLD” bearing Account No. 259102, and (iii) the account captioned “SOCIETE GEN PLDGEE OF AVK DOM BLNCD” bearing Account No. 558448, in each case established and maintained by Securities Intermediary pursuant to the Custodian Agreement and this Agreement, as the same may be redesignated, renumbered or otherwise modified, and any demand deposit account established and maintained in connection therewith, and “Accounts” shall mean all such Accounts collectively.

 2. “Authorized Person” shall be any person, whether or not an officer or employee of Secured Party or Pledgor, duly authorized by Secured Party or Pledgor, respectively, to give Written Instructions on behalf of Secured Party or Pledgor, respectively, such persons to be designated in a Certificate of Authorized Persons which contains a specimen signature of such person.

   3. “Collateral” shall mean the Accounts and all assets (including cash, securities, investment property and all proceeds thereof) held in or credited to any Account from time to time.

 4. “Depository” shall mean the Treasury/Reserve Automated Debt Entry System maintained at The Federal Reserve Bank of New York for receiving and delivering securities, The Depository Trust Company and any other clearing corporation within the meaning of Section 8-102 of the UCC or otherwise authorized to act as a securities depository or clearing agency, and their respective successors and nominees.

 5. “Electronic Means” shall mean the following communications methods: S.W.I.F.T., facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by Securities Intermediary, or another method or system specified by Securities Intermediary as available for use in connection with its services hereunder.

 6. “Hague Securities Convention” shall mean the Convention on the Law Applicable to Certain Rights in Respect of Securities Held with an Intermediary, July 5, 2006, 17 U.S.T. 401, 46 I.L.M. 649.

 7. “Notice of Exclusive Control” shall mean a written notice (in the form of Exhibit A hereto) given by Secured Party to Securities Intermediary and to Pledgor that Secured Party is exercising sole and exclusive control of the Collateral.

8. “Notice of Consent Requirement” shall mean a written notice (in the form of Exhibit B hereto) given by Secured Party to Securities Intermediary and to Pledgor that Secured Party is exercising a right to consent any Written Instruction from the Pledgor to Securities Intermediary.

 9. “UCC” shall mean the Uniform Commercial Code as in effect in the State of New York.

10. “Written Instructions” shall mean written communications received by Securities Intermediary by letter or by Electronic Means.

 The terms “bank”, “deposit account”, “entitlement holder,” “entitlement order,” “financial asset,” “investment property,” “proceeds,” “security,” “security entitlement” and “securities intermediary” shall have the meanings set forth in Articles 8 and 9 of the UCC.

ARTICLE II
APPOINTMENT AND STATUS OF SECURITIES INTERMEDIARY;
ACCOUNT

 1. Authorization; Identification of Collateral.  Secured Party and Pledgor each hereby authorizes Securities Intermediary to perform its duties as hereinafter set forth and authorizes Securities Intermediary to hold Collateral in the Accounts in registered form in the name of Securities Intermediary or the name of its nominees. Securities Intermediary hereby agrees to establish and maintain the Accounts and appropriate records identifying the Collateral in the Accounts as pledged by Pledgor to Secured Party. Pledgor hereby authorizes Securities Intermediary to comply and Securities Intermediary hereby agrees to comply with all entitlement orders and all instructions directing disposition of Collateral, in each case, originated by Secured Party at any time with respect to the Accounts without further consent or direction from Pledgor or any other party. The Secured Party shall deliver a Notice of Exclusive Control simultaneously with or prior to the initial delivery of an entitlement order or any instructions directing disposition of Collateral. All such entitlement orders and instructions shall be delivered to Securities Intermediary by Written Instruction.

 2. Status of Securities Intermediary.  The parties agree that Securities Intermediary is a “securities intermediary” and “bank” with respect to each Account, and that for the purposes of the UCC, each Account shall be deemed to consist of (a) a “securities account” (within the meaning of Article 8 of the UCC) with respect to all financial assets deposited in or credited therein, and (b) a “deposit account” (within the meaning of Article 9 of the UCC) with respect to cash deposited in or credited thereto, and agree that all securities held in or credited to such Account from time to time shall be treated as financial assets.

 3. Use of Depositories.  Secured Party and Pledgor hereby authorize Securities Intermediary to utilize Depositories to the extent possible in connection with its performance hereunder.  Collateral held by Securities Intermediary in a Depository will be held subject to the rules, terms and conditions of such Depository.  Where Collateral is held in a Depository, Securities Intermediary shall identify on its records as belonging to Pledgor and pledged to Secured Party a quantity of securities as part of a fungible bulk of securities held in Securities Intermediary’s account at such Depository.  Securities deposited in a Depository will be represented in accounts which include only assets held by Securities Intermediary for its customers.

ARTICLE III
COLLATERAL SERVICES

 1.                 Control and Notice of Exclusive Control.  Until Securities Intermediary receives a Notice of Exclusive Control or Notice of Consent Requirement from Secured Party, Securities Intermediary is authorized to act upon any Written Instructions, including entitlement orders, originated solely by Pledgor with respect to the transfer of Collateral from the Accounts. Secured Party may exercise sole and exclusive control of the Accounts and the Collateral held therein at any time by delivering to Securities Intermediary a Notice of Exclusive Control. Upon receipt of a Notice of Exclusive Control, Securities Intermediary shall, without inquiry and in reliance upon such Notice of Exclusive Control, thereafter comply with Written Instructions (including entitlement orders and other instructions) solely from Secured Party with respect to the Accounts. Secured Party represents, warrants and covenants solely to Pledgor that Secured Party will only issue a Notice of Exclusive Control if Secured Party has determined in good faith that an event of default or other similar event has occurred under the Credit Agreement or the Security Agreement which entitles Secured Party to exercise its rights as a secured party with respect to the Collateral in the Accounts. Securities Intermediary will have no liability to Secured Party or Pledgor for complying with a Notice of Exclusive Control or instructions (including entitlement orders) originated by Secured Party. Securities Intermediary will be fully protected in complying with a Notice of Exclusive Control (and any instructions, including entitlement orders, originated by Secured Party) whether or not Pledgor may allege that no rights of Secured Party exist to provide such instructions or to issue the Notice of Exclusive Control.

 2. Collateral Removal; Substitutions.  Until Securities Intermediary receives a Notice of Exclusive Control or Notice of Consent Requirement from Secured Party, Securities Intermediary is also authorized to act upon any Written Instructions from Pledgor to transfer Collateral from the Accounts or substitute other assets for any Collateral then held in the Accounts (“Substitute Collateral”). Secured Party may exercise a right to consent to any Written Instructions from Pledgor at any time by delivering to Securities Intermediary a Notice of Consent Requirement. Upon receipt of a Notice of Consent Requirement, Securities Intermediary is not authorized to act upon any Written Instructions originated solely by Pledgor and is authorized to act upon Written Instructions jointly from Secured Party and Pledgor. It shall be Pledgor’s sole responsibility to ensure that at all times the market value of Collateral in the Accounts (including Substitute Collateral) shall not be less than the amount Pledgor is required to maintain pursuant to the Collateral Agreement.

 3. Payment of Proceeds.  Securities Intermediary shall credit to the Accounts all proceeds received by it with respect to the Collateral, both before and after receipt of a Notice of Exclusive Control.

 4. Subordination of Lien, Set-off.  The parties agree that any security interest in or lien on, or right of set-off against any of the Collateral that Securities Intermediary may have now or in the future is hereby waived other than (a) any advances that Securities Intermediary may from time to time make to, or for the benefit of, Pledgor for purposes of clearing or settling purchases or sales of securities in the Accounts and (b) a any fees, charges, expenses and other amounts not described in clause (a) above owed to Securities Intermediary and incurred in connection with the performance of its duties hereunder or pursuant to the Custodian Agreement and the maintenance and operation of the Accounts or any other accounts established or maintained by Securities Intermediary pursuant to the Custodian Agreement, for which Securities Intermediary shall have a prior claim to the Collateral.

 5. Statements.  Securities Intermediary shall furnish or make available to Pledgor and Secured Party daily statements of activity and transactions affecting the Accounts and monthly Account statements within one business day of the end of each month or any activity or transaction during that month.  Statements pursuant to this Section 5 shall be made available via an online system offered by Securities Intermediary or sent via S.W.I.F.T.  Each of Pledgor and Secured Party may elect to receive statements electronically through the Internet to an email address specified by it for such purpose.  By electing to use the Internet for this purpose, each of Pledgor and Secured Party acknowledges that such transmissions are not encrypted and therefore are insecure.  Each of Pledgor and Secured Party further acknowledges that there are other risks inherent in communicating through the Internet such as the possibility of virus contamination and disruptions in service, and agrees that Securities Intermediary shall not be responsible for any damage or liability suffered or incurred by Pledgor, Secured Party or any person claiming by or through Pledgor or Secured Party as a result of the use of such methods.

 6. Notice of Adverse Claims.  Upon receipt of written notice of any lien, encumbrance or adverse claim against any Account or any portion of the Collateral held therein by an entity not party to this Agreement, Securities Intermediary shall use reasonable efforts to notify Secured Party and Pledgor as promptly as practicable under the circumstances.

ARTICLE IV
GENERAL TERMS AND CONDITIONS

 1. Standard of Care; Indemnification.  (a) Securities Intermediary shall not be liable for any damages or liabilities incurred by or asserted against Pledgor or Secured Party that do not arise out of the bad faith, negligence or willful misconduct of or breach of this Agreement by Securities Intermediary.  Securities Intermediary shall have no liability whatsoever (i) for the action or inaction of any Depository or (ii) prior to Securities Intermediary’s receipt of a Notice of Exclusive Control or Notice of Consent Requirement from Secured Party, for complying in Securities Intermediary’s reasonable discretion with an entitlement order or instructions directing disposition of Collateral in the event Securities Intermediary receives multiple or conflicting instructions or entitlement orders from Pledgor and Secured Party with respect to disposition of Collateral. In no event shall Securities Intermediary, Pledgor or Secured Party be liable for special, indirect or consequential damages, or lost profits or loss of business, arising in connection with this Agreement.

(b)  Pledgor agrees to indemnify Securities Intermediary and hold Securities Intermediary harmless from and against any and all damages and liabilities sustained or incurred by or asserted against Securities Intermediary by reason of or as a result of any action or inaction, or arising out of Securities Intermediary’s performance under this Agreement (including, for the avoidance of doubt, any such damages and liabilities which may be suffered or incurred by Securities Intermediary in acting pursuant to the entitlement orders or instructions issued solely by Secured Party or jointly by Secured Party and Pledgor), including reasonable fees and expenses of counsel; provided, that Pledgor shall not indemnify Securities Intermediary for those damages and liabilities arising out of Securities

Intermediary’s bad faith, negligence or willful misconduct. This indemnity shall be a continuing obligation of Pledgor and its successors and assigns, notwithstanding the termination of this Agreement.

(c)  Secured Party agrees to indemnify Securities Intermediary and hold Securities Intermediary harmless from and against any and all damages and liabilities sustained or incurred by or asserted against Securities Intermediary, including reasonable fees and expenses of counsel, which may be suffered or incurred by Securities Intermediary in acting pursuant to the entitlement orders or instructions issued solely by Secured Party, provided, that Secured Party shall not indemnify Securities Intermediary for those damages and liabilities arising out of Securities Intermediary’s bad faith, negligence or willful misconduct. This indemnity shall be a continuing obligation of Secured Party and its successors and assigns, notwithstanding the termination of this Agreement.

(d)  Securities Intermediary shall have no duty, responsibility or obligation to question, investigate or verify compliance by Pledgor or Secured Party with applicable law.

 2. No Obligation Regarding Quality of Collateral.  Securities Intermediary shall be under no obligation to inquire into, and shall not be liable for, any damages or liabilities incurred by Pledgor, Secured Party or any other person as a result of the receipt or acceptance of fraudulent, forged or invalid Collateral, or Collateral which otherwise is not freely transferable or deliverable without encumbrance in any relevant market.

 3. No Responsibility Concerning Credit Agreement or Security Agreement.  Pledgor and Secured Party hereby agree that, notwithstanding references to the Credit Agreement and the Security Agreement in this Agreement, Securities Intermediary has no interest in, and no duty, responsibility or obligation with respect to, the Credit Agreement or the Security Agreement (including without limitation, no duty, responsibility or obligation to monitor Pledgor’s or Secured Party’s compliance with the Credit Agreement or the Security Agreement or to know the terms of the Credit Agreement or the Security Agreement).

 4. No Duty of Oversight.  Securities Intermediary is not at any time under any duty to monitor the value of any Collateral in the Accounts or whether the Collateral is of a type required to be held in the Accounts, or to supervise the investment of, or to advise or make any recommendation for the purchase, sale, retention or disposition of, any Collateral.

 5. Advice of Counsel.  Securities Intermediary may, with respect to questions of law, obtain the advice of counsel and shall bear no liability with respect to anything done or omitted by it in good faith in conformity with such advice.

 6. No Collection Obligations.  Securities Intermediary shall be under no obligation to take action to collect any amount payable on Collateral in default, or if payment is refused after due demand and presentment.

   7.                Fees and Expenses.  Pledgor agrees to pay to Securities Intermediary the fees as may be agreed upon from time to time.  Pledgor shall reimburse Securities Intermediary for all reasonable documented costs associated with transfers of Collateral to Securities Intermediary and records kept in connection with this Agreement.  Pledgor shall also reimburse Securities Intermediary for reasonable documented out‑of‑pocket expenses which are a normal incident of the services provided hereunder.

 8. Effectiveness of Instructions; Reliance; Risk Acknowledgements; Additional Terms.  (a) Subject to the terms below, Securities Intermediary shall be entitled to rely upon any Written Instructions actually received by Securities Intermediary and reasonably believed by Securities Intermediary to be duly authorized and delivered by Secured Party and/or Pledgor, as applicable.

(b) If Securities Intermediary receives Written Instructions which appear on their face to have been transmitted by an Authorized Person via Electronic Means, Secured Party and Pledgor each understands and agrees that Securities Intermediary cannot determine the identity of the actual sender of such Written Instructions and that Securities Intermediary shall conclusively presume that such Written Instructions have been sent by an Authorized Person.  Secured Party and Pledgor shall be responsible for ensuring that only its Authorized Persons transmit such Written Instructions to Securities Intermediary and that all of its Authorized Persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care.

(c) Secured Party and Pledgor each acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Written Instructions to Securities Intermediary and that there may be more secure methods of transmitting Written Instructions than the method(s) selected by it.  Secured Party and Pledgor each agrees that the security procedures (if any) to be followed in connection with its transmission of Written Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(d) If Secured Party or Pledgor elects to transmit Written Instructions through an on-line communication system offered by Securities Intermediary, its use thereof shall be subject to the Electronic Access Terms and Conditions attached hereto as Appendix I, which is made a part of this Agreement with respect to the matters set forth therein.  If Secured Party or Pledgor elects (with Securities Intermediary’s prior consent) to transmit Written Instructions through an on-line communications service owned or operated by a third party, it agrees that Securities Intermediary shall not be responsible or liable for the reliability or availability of any such service.

9. Inspection.  Upon reasonable request and provided Securities Intermediary shall suffer no significant disruption of its normal activities, Secured Party and Pledgor shall have access to Securities Intermediary’s books and records relating to the Accounts during Securities Intermediary’s normal business hours.  Upon reasonable request, copies of any such books and records shall be provided to Secured Party or Pledgor at its expense.

 10. Account Disclosure.  Securities Intermediary is authorized to supply any information regarding the Accounts which is required or requested by any law or governmental or regulatory authority.

 11. Force Majeure.  Securities Intermediary shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority and governmental actions; and inability to obtain labor, material, equipment or transportation.

 12. Pricing Services.  Securities Intermediary may, as an accommodation, provide pricing or other information services to Pledgor and/or Secured Party in connection with this Agreement.  Securities Intermediary may utilize any vendor (including securities brokers and dealers) believed by it to be reliable to provide such information.  Under no circumstances shall Securities Intermediary be liable for any damage or liability suffered or incurred by Pledgor or Secured Party as a result of errors or omissions with respect to any pricing or other information utilized by Securities Intermediary hereunder.

 13. No Implied Duties.  Securities Intermediary shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Securities Intermediary in connection with this Agreement.

ARTICLE V
MISCELLANEOUS

  1.                Termination.  This Agreement shall terminate upon (a) Securities Intermediary’s receipt of Written Instructions from Secured Party expressly stating that Secured Party no longer claims any security interest in the Collateral, (b) transfer of all Collateral to Secured Party subsequent to Securities Intermediary’s receipt of a Notice of Exclusive Control, or (c) the election by any party upon not less than thirty (30) days prior written notice of termination to the other parties, provided that Pledgor shall not provide such a notice without the prior written consent of Secured Party and provided further that termination pursuant to (c) above shall not affect or terminate Secured Party’s security interest in the Collateral.  Upon termination pursuant to (c) above, Securities Intermediary shall follow such reasonable Written Instructions of Pledgor (or, after delivery of a Notice of Exclusive Control, Secured Party) concerning the transfer of Collateral.  Except as otherwise provided herein, all obligations of the parties to each other hereunder shall cease upon termination of this Agreement.

 2. Certificates of Authorized Persons.  Secured Party and Pledgor agree to furnish to Securities Intermediary a new Certificate of Authorized Persons in the event of any change in the then present Authorized Persons.  Until such new Certificate is received, Securities Intermediary shall be fully protected in acting upon Written Instructions of the then present Authorized Persons.

 3. Notices.  (a) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Securities Intermediary, shall be sufficiently given if addressed to Securities Intermediary and received by it at its offices at 2 Hanson Place, 9th Floor, Brooklyn New York 11217, Attention: William C. Peters (facsimile: 718-315-4350), or at such other place as Securities Intermediary may from time to time designate in writing.

 (b) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Secured Party shall be sufficiently given if addressed to Secured Party and received by it at its offices at Société Générale, New York Branch, 245 Park Avenue, New York, New York 10167, Attention:  Robert O’Connell (facsimile: 646-345-4222), or at such other place as Secured Party may from time to time designate in writing.

 (c) Any notice or other instrument in writing, authorized or required by this Agreement to be given to Pledgor shall be sufficiently given if addressed to Pledgor and received by it at its offices at 888 Seventh Avenue, 31st Floor, New York, NY 10019, Attention: Robert Giallombardo (facsimile: 212-480-9655; email: adventops2@adventcap.com), or at such other place as Pledgor may from time to time designate in writing.

 4. Cumulative Rights; No Waiver.  Each and every right granted to Securities Intermediary hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of Securities Intermediary to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by Securities Intermediary of any right preclude any other future exercise thereof or the exercise of any other right.

 5. Severability; Amendments; Assignment.  In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby.  This Agreement may not be amended or modified in any manner except by a written agreement executed by the parties hereto.  This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by any party without the written consent of the other parties.

   6.               Governing Law; Jurisdiction; Waiver of Immunity; Jury Trial Waiver.   This Agreement and the Accounts shall be governed by and construed in accordance with the law of the State of New York, without regard for the conflict of laws principles thereof.  The State of New York shall be the Securities Intermediary’s jurisdiction for purposes of Articles 8 and 9 of the UCC.  In addition, to the extent that any agreements between Securities Intermediary and Pledgor governing the Accounts (collectively, the “Account Agreements”) do not provide that the laws of the State of New York shall govern all of the issues specified in Article 2(1) of the Hague Securities Convention, each Account Agreement is hereby amended to provide that the law applicable to all of the issues specified in Article 2(1) of the Hague Securities Convention shall be the laws of the State of New York.  Secured Party, Pledgor and Securities Intermediary hereby consent to the jurisdiction of a state or federal court situated in the Borough of Manhattan, New York City, New York in connection with any dispute arising hereunder.  To the extent that in any jurisdiction Secured Party or Pledgor may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Secured Party and Pledgor each irrevocably agrees not to claim, and hereby waives, such immunity.  Secured Party, Pledgor and Securities Intermediary each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

 7. No Third Party Beneficiaries.  In performing hereunder, Securities Intermediary is acting solely on behalf of Secured Party and Pledgor and no contractual or service relationship shall be deemed to be established hereby between Securities Intermediary and any other person.  Securities Intermediary will not enter into any other agreement with any other person or entity relating to the orders, instructions, or other directions, with respect to the Accounts.

 8. Headings.  Section headings are included in this Agreement for convenience only and shall have no substantive effect on its interpretation.

 9. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

 10. USA PATRIOT ACT.  Pledgor and Secured Party hereby acknowledge that Securities Intermediary is subject to federal laws, including the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Securities Intermediary must obtain, verify and record information that allows Securities Intermediary to identify each of Pledgor and Secured Party.  Accordingly, prior to opening an Account hereunder Securities Intermediary will ask Pledgor and/or Secured Party to provide certain information including, but not limited to, Pledgor’s and/or Secured Party’s name, physical address, tax identification number and other information that will help Securities Intermediary to identify and verify each of Pledgor’s and Secured Party’s identity such as organizational documents, certificate of good standing, license to do business or other pertinent identifying information.  Pledgor and Secured Party agree that Securities Intermediary cannot open an Account hereunder unless and until Securities Intermediary verifies Pledgor’s and/or Secured Party’s identity in accordance with its CIP.

11. Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, provided that the parties may embody in one or more separate documents any agreements with respect to Securities Intermediary’s compensation beyond the terms provided herein.

[Signature Page Follows]

IN WITNESS WHEREOF, Secured Party, Pledgor and Securities Intermediary have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

PLEDGOR

ADVENT CLAYMORE CONVERTIBLE SECURITIES AND INCOME FUND
By: ____________________________ Name: Robert White Title: Chief Financial Officer Date: December 15, 2017

SECURED PARTY

SOCIÉTÉ GÉNÉRALE
By: /s/ Julien Gimbrere Name: Julien Gimbrere Title: Authorized Signatory Date:

SECURITIES INTERMEDIARY

THE BANK OF NEW YORK MELLON
By: /s/ Timothy E. Driscoll Name: Timothy E. Driscoll Title: Managing Director Date: 12/15/17